Exhibit 4.1

BP p.l.c.

RULES OF THE BP p.l.c. MEDIUM TERM PERFORMANCE PLAN 2005

Adoption:	[•] 2005
Expiry Date:	[•] 2015

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London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Table of Contents

Contents		Page
1	Definitions	1

2	Granting Performance Units	2

3	Performance Units	3

4	Making of Awards	4

5	Leaving the Group before the end of the Performance Period	6

6	Variations in share capital, demergers and special distributions	7

7	Exchange of Performance Units	8

8	Restrictions on issue of Shares	9

9	Terms of employment	9

10	General	10

11	Changing the Plan and termination	12

12	Governing law and jurisdiction	12

i

Rules of the BP p.l.c. Medium Term Performance Plan 2005

Introduction

This plan sets out the terms on which awards of shares will be made to certain employees of the Company and its Subsidiaries. Executives selected for participation in the Plan will be granted a conditional entitlement to an award of shares (“Performance Units”). The extent to which shares are awarded in respect of Performance Units is subject to continued employment and the satisfaction of performance conditions over the performance period.

1	Definitions

In these rules:

“Acquiring Company” means a person who obtains Control of the Company;

“ADS” means an American depository share representing ordinary shares of the Company;

“Award” means an award of Shares under Rule 4;

“Award Date” means the date on which an Award is made under any of rules 4, 5 or 6;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and if the Committee determines, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Cause” means termination in circumstances in which the employer can terminate employment without notice;

“Committee” means a committee or committees duly authorised to operate the Plan;

“Company” means BP p.l.c.;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive, or by the Model Code or any code adopted by the Company based on the Model Code;

“Grant Date” means the date which the Committee sets for the grant of a Performance Unit;

“Grantor” means, in respect of a Performance Unit, the entity which grants that Performance Unit under the Plan;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means:

(i)	the Company; and

(ii)	its Subsidiaries from time to time; and

(iii)	any other company which is associated with the Company and is so designated by the Committee;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by directors, certain employees and persons connected with them;

“Participant” means a person holding a Performance Unit or his personal representatives;

“Performance Conditions” means the conditions imposed under rule 2.4;

“Performance Period” means the period over which the Performance Conditions are to be satisfied which will not normally be less than 3 financial years of the Company;

“Performance Unit” means a conditional entitlement to an Award granted to a Participant;

“Plan” means these rules known as “The BP p.l.c. Medium Term Performance Plan 2005” as changed from time to time;

“Plan Administrator” means the person or persons appointed by the Committee as the plan administrator for the purposes of rule 5.2;

“Regulatory Information Service” means a service listed in schedule 12 to the UK Listing Authority Listing Rules;

“Shareholding Guidelines” means the guidelines established by the Company from time to time and which provide for certain employees to hold Shares;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

2	Granting Performance Units

2.1	Grantor

Performance Units will be granted by the Grantor. The Grantor of Performance Units must be either:

2.1.1	the Company;

2.1.2	any other Member of the Group; or

2.1.3	a trustee of any trust set up for the benefit of employees of any Member of the Group.

Performance Units granted under the Plan, and the terms of those Performance Units, must be approved in advance by the Committee.

2.2	Eligibility

The Grantor may grant Performance Units to any employee of the Company or any Subsidiary. However, Performance Units may not be granted to an employee who on the Grant Date is either (i) a director of the Company or (ii) an employee whose employment has been or is to be terminated, whether or not notice of termination of employment has been given or received and whether or not such termination is lawful, unless in the case of (ii) only the Committee consider that special circumstances exist.

In determining whether or not an employee will be granted Performance Units and the number of any Performance Units the Grantor may have regard to the extent to which the employee has satisfied the Shareholding Guidelines.

2.3	Time of Operation

Performance Units may only be granted within 42 days starting on any of the following:

2.3.1	the date of adoption of the Plan;

2.3.2	the day after the announcement of the Company’s results through a Regulatory Information Service for any period;

2.3.3	any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Performance Units;

2.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.3.5	the lifting of Dealing Restrictions which prevented the granting of Performance Units during any period specified above.

2.4	Conditions

Awards in respect of Performance Units shall be subject to the satisfaction of Performance Conditions specified at the Grant Date. The Grantor, subject to the consent of the Committee, may waive or change the Performance Conditions in accordance with their terms or in any way they see fit. Notwithstanding anything else in the Plan, an Award will only be made in respect of Performance Units to the extent that any Performance Conditions are satisfied or waived.

2.5	Certificates

Each Participant will receive a certificate setting out the terms of the Performance Units as soon as practicable after the Grant Date. A certificate will include a statement that English law governs the certificate and its construction. If any certificate is lost or damaged the Company may replace it on such terms as it decides.

2.6	No payment

A Participant is not required to pay for the grant of Performance Units.

2.7	Disclaimer of Performance Units

Any Participant may disclaim all or part of his Performance Units within 30 days after the Grant Date by notice in writing to any person nominated by the Grantor. If this happens, the Performance Units will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer.

3	Performance Units

3.1	Terms of Grant

Performance Units are subject to the rules of the Plan. The terms of the grant of Performance Units, as determined by the Grantor and approved by the Committee, must be notified to the Participant and must include:

3.1.1	the maximum number of Shares which may be awarded in respect of Performance Units; and

3.1.2	the Performance Conditions specified under rule 2.4.

3.2	Rights

A Participant will have no rights of a shareholder (e.g. voting or dividends) in respect of Performance Units.

4	Making of Awards

4.1	Determination of Performance Conditions and making of Awards

As soon as practicable following the end of the Performance Period (or at any other time where the rules state that the Performance Conditions should be applied) the Committee will determine whether and to what extent the Performance Conditions have been satisfied and how many Shares should be awarded in respect of Performance Units and whether or not any Shares comprised in an Award in respect of any Participant shall be restricted under rule 4.7.

The number of Shares (if any) in respect of which an Award may be made for each Performance Unit is two.

Once the determination is made under this rule 4.1 the Grantor will make an Award of Shares. The determination is the Award Date.

4.2	Consequences

To the extent that an Award has been made under any of rules 4, 5 or 6, the Grantor will procure the transfer of Shares to the Participant (or as he may direct) as soon as practicable after the Award Date. The Participant will be entitled to all rights to Shares where the record dates fall after the date of transfer.

4.3	Lapse

If a Performance Unit lapses under the Plan an Award cannot be made and a Participant has no rights in respect of the Performance Unit.

4.4	Cash alternative

The Grantor in its absolute discretion may decide to satisfy Awards by paying an equivalent amount in cash (subject to the withholding provisions in rule 4.6 (Withholding)). The cash amount must be equal to the Market Value of the Shares in respect of which the Award was to be made.

For the purposes of this rule, “Market Value” means in relation to a Share on any day:

4.4.1	the middle market quotation (as derived from the Daily Official List of the London Stock Exchange) on the immediately preceding Business Day; or

4.4.2	if the Committee so decides, the average of the middle market quotations on the three immediately preceding Business Days; and

4.4.3	in relation to an ADS on any day the average of the highest and lowest trading prices or an ADS as derived from the New York Stock Exchange Inc. on the immediately preceding Business Day or the average of such prices for the three immediately preceding Business Days.

4.5	ADSs

The Committee may determine, in its absolute discretion, that an Award will be made in respect of ADSs and references in these rules to Shares and Awards etc. shall be construed accordingly.

4.6	Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards. These arrangements may include the sale of any Shares on behalf of the Participant.

4.7	Restrictions on disposal of Shares

4.7.1	This rule 4.7 applies where the Committee determines that having regard to the Shareholding Guidelines some or all Shares comprised in an Award of a Participant are to be restricted shares (“Restricted Shares”).

4.7.2	Where this rule 4.7 applies the Participant may not sell, transfer, assign, pledge, encumber or otherwise dispose of the Restricted Shares or any right in respect of them until a date determined by the Committee and subject to such conditions as the Committee may impose.

4.7.3	The restrictions in this rule 4.7 do not apply to a sale of Shares to comply with rule 4.6 (Withholding) or disposals confirmed to the Participant at the discretion of the Committee.

4.7.4	In order to give effect to the restrictions in this rule 4.7, the Company may make such arrangements as it considers appropriate including transferring the Shares to a nominee to be held on behalf of the Participant.

4.8	Dividend equivalents [Formula to be adjusted to take account of reinvested dividends]

The number of Shares awarded under 4.1 shall be adjusted by adding a number of Shares calculated as follows:

(A x B)
      C

Where

A = the sum of the net dividend paid on Shares with record dates falling between the Grant Date and the Award Date.

B = the number of Shares determined under rule 4.1.

C = the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange on the date of determination under rule 4.1.

5	Leaving the Group before the end of the Performance Period

5.1	General rule on leaving employment

Unless rule 5.2 applies, if a Participant ceases to be an employee or director of a Member of the Group before the end of the Performance Period, then all his Performance Units lapse on the date of cessation unless the Committee decides otherwise.

5.2	Leaving in exceptional circumstances

5.2.1	If a Participant ceases to be an employee or director of any Member of the Group for any of the reasons set out below more than 12 months after the start of the Performance Period, then his Performance Units do not lapse and an Award may be made to him at the end of the Performance Period in accordance with rule 4.1. The reasons are:

(i)	ill-health, injury or disability;

(ii)	retirement with the agreement of the Company;

(iii)	the Participant’s employing company ceasing to be under the Control of the Company;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group;

(v)	redundancy, but only in circumstances which give rise to a redundancy payment;

(vi)	termination by the Participant’s employer other than for Cause or where the termination involves the conduct of the Participant, subject in both cases to the agreement of the Plan Administrator; or

(vii)	any other reason, if the Committee so decides in any particular case.

5.2.2	The Committee must exercise any discretion provided for in rule 5.2.1 within 30 days after cessation of the relevant Participant’s employment or office and the Performance Units will lapse or Awards may be made (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 14 day period.

5.3	Leaving after the end of the Performance Period but before the making of an Award

If a Participant ceases to be an employee or director of any member Group for any reason in circumstances where the Performance Period has ended but Awards have not been made (because, for example, any Dealing Restrictions), his Performance Units will not lapse and Awards may be made in accordance with rule 4.1. Rule 4.3 will equally apply to determine the consequences of the making of an Award.

5.4	Death

If a Participant dies, his Performance Units do not lapse and an Award may be made to him as soon as possible after the date of death. The number of Shares awarded will be on the basis of one Share for each Performance Unit unless the Committee decides otherwise having regard to the performance of the Company as against the Performance Conditions.

5.5	Meaning of “ceasing to be an employee or director”

For the purposes of this rule 5, a Participant will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with a Member of the Group within 7 days.

6	Variations in share capital, demergers and special distributions

6.1	Application of Rule

If, before the transfer of Shares pursuant to an Award, there is:

6.1.1	a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

6.1.2	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

6.1.3	a special dividend or distribution,

then the number of Shares comprised in an Award shall be adjusted in such manner as the Committee may determine.

6.2	Takeovers

Where, before the end of the Performance Period, a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire Shares, an Award will be made to a Participant, subject to rule 6.4 (Exchange) and subject to the extent to which the Performance Conditions have been satisfied, immediately prior to the time the person obtains Control.

6.3	Schemes of arrangement

When, before the end of the Performance Period, a court sanctions a compromise or arrangement in connection with the acquisition of Shares, an Award will be made to a Participant, subject to rule 6.4 and subject to the extent to which the Performance Conditions have been satisfied immediately prior to the time of court sanction. This rule applies to a court sanction under Section 425 of the Companies Act 1985 or equivalent procedure under local legislation.

6.4	Exchange

An Award will not be made under either rule 6.2 or 6.3 but Performance Units will be exchanged under rule 7 (Exchange of Performance Units) to the extent that:

6.4.1	an offer to exchange the Performance Units is made and accepted by a Participant; or

6.4.2	the Committee, with the consent of the Acquiring Company, decides before the person obtain Control (where rule 6.2 applies) or court sanction (where rule 6.3 applies) that the Performance Units will be automatically exchanged.

6.5	Demergers or other corporate events

6.5.1	If the Committee becomes aware that the Company is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rules 6.2 (Takeover), or 6.3 (Schemes of arrangement) which, in the opinion of the Committee would affect the current or future value of any Performance Units, the Committee may determine that an Award will be made to a Participant and subject to the extent to which the Performance Conditions have been satisfied.

6.5.2	The Company will notify any Participant who is affected by the Committee exercising their discretion under this rule.

6.6	Committee

In this rule, “Committee” means those people who were members of the Committee immediately before the change of Control.

6.7	Overseas transfer

If a Participant is transferred to work in another country and, as a result of that transfer he would:

6.7.1	suffer a tax disadvantage in relation to his Performance Units and/or the making of an Award (this being shown to the satisfaction of the Committee); or

6.7.2	become subject to restrictions on his ability to receive or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on the making of an Award because of the security laws or exchange control laws of the country to which he is transferred;

then if the Participant continues to hold an office or employment with a Member of the Group, the Committee may decide that the Awards will be made on a date they choose before or after the transfer takes effect. The Award will be made in respect of the number of Performance Units they permit and any Performance Units then outstanding will [not] lapse.

7	Exchange of Performance Units

7.1	Timing of exchange

Where Performance Units are to be exchanged under rules 6.2 and 6.3 (Takeovers and Schemes of arrangements) the exchange will take place as soon as practicable after the relevant event.

7.2	Exchange terms

Where a Participant is granted new performance units in exchange for existing Performance Units, the new performance units:

7.2.1	must be equivalent to the existing Performance Units;

7.2.2	is treated as having been acquired at the same time as the existing Performance Units and Awards will be made in the same manner and at the same time;

7.2.3	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company;

7.2.4	may provide (at the discretion of the Committee) that the making of Awards is subject to performance conditions.

8	Restrictions on issue of Shares

No Shares will be issued or transferred from treasury to satisfy Awards unless the Company in general meeting approves in advance such issue or transfer if such approved is required.

9	Terms of employment

9.1.1	For the purposes of this rule, “Employee” means any person who is or will be eligible to be a Participant.

9.1.2	This rule applies:

(i)	whether the Company has full discretion in the operation of the Plan, or whether the Company could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

9.1.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the Company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

9.1.4	The grant of Performance Units on a particular basis in any year does not create any right to or expectation of the grant of Performance Units on the same basis, or at all, in any future year.

9.1.5	No Employee is entitled to participate in the Plan, or be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation in any later operation of the Plan.

9.1.6	Without prejudice to an Employee’s right in respect of Performance Units or an Award subject to and in accordance with the express terms of the Plan, no Employee has any rights in respect of the exercise or omission to exercise any discretion, or the making or omission to make any decision, relating to the Performance Units or the Award. Any and all discretions, decisions or omissions relating to the Performance Units or the Award may operate to the disadvantage of the Employee, even if this could be regarded as capricious or unreasonable, or could be regarded as in breach of any implied term between the Employee and his employer, including any implied duty of trust and confidence. Any such implied term is excluded and overridden by this rule.

9.1.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

(ii)	any exercise of a discretion or a decision taken in relation to Performance Units or an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

9.1.8	Participation in the Plan is permitted only on the basis that the Participant accepts all the provisions of its rules, including in particular this rule. By participating in the Plan, an Employee waives all rights under the Plan, other than the right to acquire shares subject to and in accordance with the express terms of the Plan and the Performance Condition, in consideration for, and as a condition of, the grant of Performance Units under the Plan.

9.1.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

9.1.10	Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

10	General

10.1	Committee’s decisions final and binding

The decision of the Committee on the interpretation of the Plan or in any dispute relating to Performance Units or an Award or matter relating to the Plan will be final and conclusive.

10.2	Documents sent to shareholders

The Company may send to Participants copies of any documents or notices normally sent to the holders of its Shares at or around the same time as issuing them to the holders of its Shares.

10.3	Costs

The Company may ask a Participant’s employer to bear the costs in respect of Performance Units or an Award to that Participant.

10.4	Regulations

The Committee has the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with its rules.

10.5	Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

10.6	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

10.6.1	administering and maintaining Participant records;

10.6.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

10.6.3	providing information to future purchasers of the Company or the business in which the Participant works;

10.6.4	transferring information about the Participant to a country or territory outside the European Economic Area.

To the extent a Participant has already entered into any other data protection agreement, with any Member of the Group this rule 10.6 will be interpreted so as not to be inconsistent with or to limit that existing or this agreement.

10.7	Consents

All allotments and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

10.8	Articles of association

Any Shares acquired under the Plan are subject to the articles of association of the Company from time to time in force.

10.9	Notices

10.9.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:

(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Company considers appropriate.

10.9.2	Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

11	Changing the Plan and termination

11.1	Committee’s powers

The Committee may at any time change the Plan in any way.

11.2	Notice

The Committee may give written notice of any changes made to any Participant affected.

12	Governing law and jurisdiction

English law governs the Plan and all Performance Units and Awards and their construction. The English Courts have non-exclusive jurisdiction in respect of disputes arising under or in connection with the Plan, Performance Units or any Award.